LightPath Technologies announces resignation of CFO and appointment of Kenneth Brizel as Acting CFO

For Immediate Release

(January 26, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq SC: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that Rob Burrows, vice president and chief financial officer, has accepted the position as CFO for FDN Communications a leading provider of communications services in the Southeast. FDN is a private company and has indicated it is expected to generate in excess of $150 million in revenues. Mr. Burrows' resignation from his positions with the company is effective February 8, 2006. A search is currently underway to replace Mr. Burrows with an individual with strong financial and operational experience. In the interim the board of directors has named Kenneth Brizel, President and CEO of LightPath, as the acting CFO and acting principal financial and accounting officer.

"Rob has helped in the execution of our strategy to position LightPath as a diversified and price competitive provider of optical solutions," said Ken Brizel, LightPath President and Chief Executive Officer, "and has been presented with an opportunity at FDN Communications. We wish Rob success in his new endeavor and appreciate his contributions to LightPath over nearly the last year. At this time our search is underway for an individual with strong financial and operational experience to continue to support our present path toward profitability and continued growth."

About LightPath

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Ken Brizel, President & CEO; Acting CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.